                                                               EXHIBIT 12.1




                      TOYOTA MOTOR CREDIT CORPORATION

             CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES<F1>

                                   Three Months Ended       Six Months Ended
                                        March 31,                March 31,
                                   ------------------      ------------------
                                   1996          1995      1996          1995
                                   ----          ----      ----          ----
                                              (Dollars in Millions)
Consolidated income
   before income taxes..........   $ 60          $ 75      $128          $148
                                   ----          ----      ----          ----
Fixed charges:
   Interest.....................    196           175       389           336
   Portion of rent expense
      representative of the
      interest factor
      (deemed to be
      one-third)................      1             1         2             2
                                   ----          ----      ----          ----

Total fixed charges.............    197           176       391           338
                                   ----          ----      ----          ----
Earnings available
   for fixed charges............   $257          $251      $519          $486
                                   ====          ====      ====          ====

Ratio of earnings to
   fixed charges<F2>............   1.30          1.43      1.33          1.44
                                   ====          ====      ====          ====

- -----------------

<F1>  TMCC  did not  receive any financial  support from TMS  during the three months or six months ended March 31, 1996 and 1995.
<F2>  In March 1987,  TMCC guaranteed  payments of principal  and interest  on
      $58 million principal amount of bonds issued in connection with the Kentucky manufacturing facility of an affiliate. As of March 31, 1996, TMCC has not incurred any fixed charges in connection with such guarantee and no amount is included in any ratio of earnings to fixed charges.